Exhibit 10.2

TAX MATTERS AGREEMENT

By and Between

NATIONAL OILWELL VARCO, INC.

and

NOW INC.

Dated as of                          , 2014

i

Section 7.09	Specific Performance	23
Section 7.10	Interpretation; Conflict With Ancillary Agreements	23
Section 7.11	Severability	23
Section 7.12	Survival	23
Section 7.13	No Double Recovery	24
Section 7.14	Jurisdiction	24

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of             , 2014, by and between National Oilwell Varco, Inc., a Delaware corporation (“NOV”), and NOW Inc., a Delaware corporation whose sole shareholder is NOV (“SpinCo” and, together with NOV, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of NOV has determined that it will be appropriate and desirable to separate the SpinCo Business from NOV;

WHEREAS, as of the date of this Agreement, the NOV affiliated group for U.S. federal income tax purposes includes SpinCo and its subsidiaries;

WHEREAS, the Parties (or their predecessors-in-interest) have entered into the Separation and Distribution Agreement (as defined herein), pursuant to which NOV has contributed to SpinCo the stock and assets associated with the SpinCo Business (as defined herein) in exchange for shares of common stock of SpinCo (the “Contribution”);

WHEREAS, NOV intends to distribute on a pro rata basis to its shareholders all of the shares of stock of SpinCo (the “Distribution”);

WHEREAS, in order to effect the Contribution and Distribution, the Parties have engaged in various internal transfers of assets and stock including, without limitation, the Internal Spins (as defined below);

WHEREAS, the Parties intend that the Contribution, Distribution and each of the Internal Spins qualify for non-recognition of gain or loss pursuant to one or more of Sections 368(a), 351, 354, 355, 361 or 1032 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a result of and upon the Distribution, SpinCo and its subsidiaries will cease to be members of the NOV Group (as defined herein); and

WHEREAS, the Parties desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the date on which the Distribution occurs (the “Distribution Date”) and to provide for and address certain other Tax matters.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Definition of Terms. For purposes of this Agreement (including the recitals hereof) the following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Exhibit references are to this Agreement unless otherwise stated. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

“Active Trade or Business” means the active trade or business of SpinCo and its subsidiaries as conducted immediately prior to the Distribution and that form the basis of the Tax Opinions.

“Adjustment Request” means any formal or informal claim or request filed with any Governmental Authority for any Refund, underpayment or overpayment of Tax, or any change in available Tax Attributes.

“Affiliate” of any Person means any other Person that, immediately after the Distribution, is directly or indirectly “controlled” by any of (i) the Person in question, (ii) any Person of which the Person in question is an Affiliate under clause (i), or (iii) any Affiliate under clause (i) of a Person described in clause (ii). For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning provided in the first sentence of this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Controlled Corporation” means, with respect to each Spin-Off, the corporation the stock of which is distributed by the Distributing Corporation for such Spin-Off to the shareholder(s) of such Distributing Corporation. The Controlled Corporation for each Spin-Off is either SpinCo or Foreign SpinCo.

“Distributing Corporation” means, with respect to each Spin-Off, the corporation that distributes to its shareholder(s) the stock of the Controlled Corporation for such Spin-Off.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the recitals.

“External Spin” means the Contribution and Distribution, taken together.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the applicable Party, on one hand, and the IRS or other applicable Governmental Authority, on the other hand.

“Foreign SpinCo” has the meaning set forth in the Representation Letter.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority.

“Group” means the NOV Group and/or the SpinCo Group, as the context requires.

“Income Taxes” means all federal, state, local, and foreign income or franchise Taxes or other Taxes based on income or net worth.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“Internal Spin” means any of (i) the First Domestic Contribution and First Domestic Distribution (as such terms are defined in the Representation Letter), taken together, (ii) the Foreign Contribution and Foreign Distribution (as such terms are defined in the Representation Letter), taken together or (iii) the Second Domestic Contribution and Second Domestic Distribution (as such terms are defined in the Representation Letter), taken together.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Return that includes both a member of the NOV Group and a member of the SpinCo Group.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“NOV” has the meaning provided in the first sentence of this Agreement.

“NOV Group” means NOV and each of its Affiliates as of the date hereof, and any corporation or other entity that may become part of such Group from time to time. For the avoidance of doubt, the NOV Group excludes any entity that is a member of the SpinCo Group.

“Other Taxes” means all Taxes other than Income Taxes, including (but not limited to) transfer, sales, use, excise, payroll, property, and unemployment Taxes.

“Party” or “Parties” has the meaning provided in the first sentence of this Agreement.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any Governmental Authority, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then the Parties shall mutually agree to an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a Governmental Authority, then a comparable interest rate index mutually agreed to by the Parties.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.02(b)(i).

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, deduction, offset or otherwise.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Treasury Regulations promulgated thereunder.

“Representation Letter” means that certain letter provided by NOV and SpinCo in connection with the Tax Opinions regarding “Certificate of Facts and Representations for the National Oilwell Varco Spin-Off Opinion” and dated as of                     , 2014.

“Restricted Period” means the period beginning on the date of this Agreement and ending on, and including, the last day of the two-year period following the Distribution Date.

“Ruling” means all private letter rulings granted by the IRS or any other taxing authority relating to the Transactions (whether granted prior to, on or after the date hereof), requests for such rulings, including all supplemental ruling requests and information submissions, and any exhibit to any of the foregoing.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Tax Opinion, at the election of SpinCo, in either case reasonably satisfactory to NOV in both form and substance, including with respect to any underlying assumptions or representations. For the avoidance of doubt, this definition is intended to allow NOV to prevent SpinCo from taking the action that is the subject of a ruling from the IRS or an Unqualified Tax Opinion, if NOV determines in good faith that there is any Tax risk to it from such action based upon either (1) any uncertainty concerning any underlying assumptions or representations in such ruling or opinion or (2) any legal uncertainty referred to in advice it receives from its counsel.

“Separate Return” means (i) in the case of the SpinCo Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the NOV Group and (ii) in the case of the NOV Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the SpinCo Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between NOV and SpinCo dated as of                     , 2014.

“SpinCo” has the meaning provided in the first sentence of this Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Capital Stock” means (i) all classes or series of capital stock of SpinCo, including common stock and all other instruments treated as equity in SpinCo for U.S. federal Income Tax purposes and (ii) all options, warrants and other rights to acquire such capital stock.

“SpinCo Group” means SpinCo and each of its Affiliates as of the date hereof, and any corporation or other entity that may become part of such Group from time to time. For the avoidance of doubt, the SpinCo Group excludes any entity that is a member of the NOV Group.

“Spin-Off” means each of the External Spin and the Internal Spins.

“Spin-Off Taxes” means all (i) Taxes of any member of the NOV Group or the SpinCo Group resulting from, or arising in connection with, the failure of any Spin-Off to have Tax-Free Status, (ii) Taxes of the type described in clause (i) of any third party for which any member of the NOV Group or the SpinCo Group is or becomes liable, and (iii) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i) or (ii).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax Advisor” means a U.S. Tax counsel or other Tax advisor of recognized national standing reasonably acceptable to both Parties.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign Tax credit, excess charitable contribution, general business credit or any other item of loss, deduction or credit that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Tax-Free Status” means the qualification of each Spin-Off (A) as a transaction qualifying for non-recognition of gain pursuant to Code Sections 355(a) and 368(a)(1)(D), (B) as a transaction in which the stock of the Controlled Corporation for such Spin-Off is “qualified property” for purposes of Code Sections 355(c) and 361(c), (C) in which the Distributing Corporation for such Spin-Off and the shareholders of such Distributing Corporation recognize no income or gain for U.S. federal Income Tax purposes pursuant to Code Sections 354, 355, 361 and 1032 and (D) for tax-free treatment under comparable provisions of state and local law. For the avoidance of doubt, recognition of income or gain that relates to intercompany items shall not cause a Spin-Off to fail to achieve Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinions” means the Tax opinions rendered by Locke Lord LLP and NOV’s tax advisors relating to the Transactions.

“Tax Return” or “Return” means, with regard to Taxes, any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax but excluding, for the avoidance of doubt, any assessment under applicable escheat, abandoned property or unclaimed property laws) imposed by any Governmental Authority or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Taxing Authority” means any Governmental Authority imposing Taxes.

“Transactions” means the Spin-Offs, the transactions contemplated by the Separation and Distribution Agreement, and any other transfer of assets (whether by contribution, sale or otherwise) between any member of the NOV Group and any member of the SpinCo Group in connection with the Contribution or the Distribution.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by NOV. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions or Rulings (if any), unless such reliance would be unreasonable under the circumstances.

ARTICLE II

PAYMENT OF TAXES

Section 2.01 Income Taxes.

(a) Except as otherwise provided hereinafter in this Section 2.01 and in Sections 2.02 and 2.04, NOV shall be responsible for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, all Income Taxes (i) of SpinCo and its Affiliates for any Pre-Distribution Tax Period; (ii) of SpinCo and its Affiliates for any Straddle Period, but only to the extent allocated to NOV pursuant to Section 2.05; or (iii) imposed under Treasury Regulation Section 1.1502–6 or under any comparable or similar provision of state, local or foreign laws or regulations on SpinCo or an Affiliate solely as a result of such company being a member of a consolidated, combined, or unitary group with NOV or any NOV Affiliate during any Tax period.

(b) SpinCo shall be responsible for, and shall indemnify and hold harmless the NOV Group from and against any liability for, all Income Taxes (i) of SpinCo and its Affiliates which are not the responsibility of NOV pursuant to Section 2.01(a) (including, without limitation, Income Taxes for Post–Distribution Tax Periods of SpinCo and its Affiliates); and (ii) of NOV and its Affiliates attributable to acts or omissions of SpinCo or its Affiliates taken after the Distribution (other than acts or omissions that are (A) in the ordinary course of business, (B) otherwise contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or (C) specifically addressed in Section 2.02 below, which shall govern liability for Spin-Off Taxes).

Section 2.02 Spin-Off Taxes.

(a) SpinCo shall be liable, and shall indemnify and hold harmless the NOV Group from and against any liability, for any Spin-Off Taxes that are attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the SpinCo Group prior to, on or after the date hereof, and that forms the basis for the Tax Opinions or Rulings (if any); (ii) any act or omission by the SpinCo Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement, any other Ancillary Agreement or the Separation and Distribution Agreement; or (iii) any other act or omission by the SpinCo Group after the date of this Agreement, including any act or omission that would have resulted in SpinCo being in breach of Section 4.01(b) but for the receipt by SpinCo of a Ruling from the IRS, an Unqualified Tax Opinion or consent of NOV.

(b) NOV shall be liable, and shall indemnify and hold harmless the SpinCo Group from and against any liability, for any Spin-Off Taxes attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the NOV Group prior to, on or after the date hereof and that forms the basis for the Tax Opinions or Rulings (if any); (ii) any act or omission by the NOV Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; or (iii) any other act or omission by the NOV Group after the date of this Agreement.

(c) To the extent that liability for any Spin-Off Taxes is subject to indemnity under both paragraphs (a) and (b) above, such liability shall be shared by NOV and SpinCo according to relative fault. If neither Party is at fault, they shall share the liability equally.

Section 2.03 Other Taxes.

(a) Subject to Section 2.03(c), below, NOV shall be responsible for all Other Taxes attributable to NOV and its Affiliates (other than SpinCo and its Affiliates) and to its business activities other than the SpinCo Business, or resulting from the Transactions, for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods.

(b) Subject to Section 2.03(c), below, SpinCo shall be responsible for all Other Taxes attributable to SpinCo and its Affiliates or to the SpinCo Business for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods.

(c) In each case the responsibilities of 2.03(a) and 2.03(b) shall be consistent with the principles described below:

(i) Transfer Taxes.

(A) The NOV Group shall be liable, and shall indemnify the SpinCo Group, for any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions.

(B) If business operations or assets of a NOV Group entity are transferred to a SpinCo Group entity as part of the Transactions, the transferee shall assume any and all liabilities for stamp, sales, use, gross receipts, value-added, real estate transfer and other transfer Taxes associated with such transferred operations (but not such liabilities specifically relating to the Transactions) and will have sole responsibility for satisfying such liabilities.

(C) With respect to Refund claims pending on the Distribution Date involving any sales, use, gross receipts or other similar Taxes, (x) in the case of a Refund received by NOV and payable to SpinCo pursuant to the terms hereof, the amount of such payment shall be net of all contingent fee expenses and Taxes paid by NOV and related to such Refund, or (y) in the event that SpinCo receives a Refund due any member of the SpinCo Group directly from the relevant Taxing Authority, it shall reimburse NOV for all contingent fee expenses and Taxes paid by NOV with respect to such Refund. For the avoidance of doubt, SpinCo shall not be liable for any contingent fee expenses or Taxes related to Refunds received prior to the Distribution Date.

(ii) Property Taxes. If, in connection with the Transactions, property is transferred between legal entities, the transferee shall assume any and all liabilities for real and personal property Taxes associated with such transferred property and will have sole responsibility for satisfying such liabilities.

(iii) Payroll Taxes. If, in connection with the Transactions, an employee moves from one employer to another, the “new” employer shall assume any and all employment related Taxes attributable to such transferred employee and will have sole responsibility for satisfying such liabilities.

Section 2.04 Certain Income Taxes. Notwithstanding anything to the contrary in this Article II, NOV shall be liable, and shall indemnify and hold harmless the SpinCo Group, for all Taxes arising as a result of the Transactions from (i) excess loss accounts taken into account under Code Section 1502, (ii) Code Section 357(c) or (iii) Code Section 361(b), in each case, including under similar state and local law provisions. Any Taxes attributable to deferred intercompany gains that are triggered as a result of the Transactions shall be the responsibility of NOV and shall not be included in determining the SpinCo Group’s Income Tax liability. To the extent there are adjustments to the amount of any deferred intercompany gain triggered as a result of the Distribution, NOV shall be responsible for paying the additional Tax associated with any increase in the amount of gain and shall also be entitled to any Refund attributable to any reduction of gain.

Section 2.05 Allocation of Certain Income Taxes and Income Tax Items.

(a) If NOV, SpinCo or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the Parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.05(a) shall not be construed to require NOV to change its taxable year.

(b) Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, SpinCo or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post–Distribution Tax Period of SpinCo or a SpinCo Affiliate, as appropriate.

(c) Any Taxes for a Straddle Period with respect to SpinCo and/or its Affiliates (or entities in which SpinCo and/or one of its Affiliates has an ownership interest) shall, for purposes of this Agreement, be apportioned between NOV and SpinCo based on the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of SpinCo and its Affiliates as of the close of business on the Distribution Date; provided that: (i) NOV may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if NOV so elects, SpinCo shall so elect) as described in Treasury Regulation Section 1.1502–76(b)(2)(iii) and corresponding provisions of state, local, and foreign Tax laws; and (ii) subject to (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.

(d) Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to NOV and its Affiliates, and SpinCo and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). Within an administratively reasonable period following the Distribution Date, NOV shall reasonably determine (i) the amounts and proper allocation of such attributes as of the Distribution Date, and (ii) the Tax basis of the assets and liabilities transferred to SpinCo in connection with the Transactions as of the Distribution Date; provided that SpinCo shall be entitled to participate in such determination. NOV and SpinCo agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the Parties as presumptively correct.

Section 2.06 Refunds. Except as provided in Section 2.07:

(a) NOV shall be entitled to all Refunds with respect to any Tax for which NOV is responsible under Sections 2.01, 2.02, 2.03, or 2.04. SpinCo shall be entitled to all Refunds with respect to any Tax for which SpinCo is responsible under Sections 2.01, 2.02, 2.03, or 2.04.

(b) SpinCo and NOV shall each forward to the other Party, or reimburse such other Party for, any Refunds received by the first Party and due to such other Party pursuant to this Section (net of all contingent fees and Taxes payable by the first Party and related to such Refund). Where a Refund is received in the form of a deduction from, or credit or other offset against other or future Tax liabilities, reimbursement with respect to such Refund shall be due in each case on the due date for payment of the Tax from or against which such Refund has been deducted, credited or otherwise offset.

(c) If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this

Section; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If the other Party pays any amount to the first Party under this Section 2.06 and, as a result of a subsequent Final Determination, the first Party is not entitled to some or all of such amount, the other Party shall notify the first Party of the amount to be repaid to the other Party, and the first Party shall then repay such amount to the other Party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

Section 2.07 Carrybacks.

(a) Notwithstanding anything to the contrary in this Agreement, SpinCo shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by SpinCo or any Affiliate from a Post–Distribution Tax Period to a Straddle Period or Pre–Distribution Tax Period. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502–21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of net operating losses for U.S. federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.07(a), SpinCo is required to carryback losses or credits, SpinCo shall be entitled to any Refund of any Tax obtained by NOV or an NOV Affiliate as a result of the carryback of losses or credits of SpinCo or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such Refund is limited to the net amount received by NOV or an NOV Affiliate, net of any Tax cost incurred by NOV or such Affiliate resulting from such Refund. Upon request by SpinCo, NOV shall advise SpinCo of an estimate of any Tax cost NOV projects will be associated with any carryback of losses or credits of SpinCo or its Affiliates as provided in this Section 2.07(b).

(c) If SpinCo has a Tax Item that must be carried back to any Pre-Distribution Tax Period, SpinCo shall notify NOV in writing that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the grounds for the Refund and the amount thereof, and a certification by an appropriate officer of SpinCo setting forth SpinCo’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If NOV pays any amount to SpinCo under Section 2.07(b) and, as a result of a subsequent Final Determination, SpinCo is not entitled to some or all of such amount, NOV shall notify SpinCo of the amount to be repaid to NOV, and SpinCo shall then repay such amount to NOV, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 NOV Responsibility.

(a) Subject to paragraph (b), NOV shall make all determinations with respect to, have ultimate control over the preparation of and file all (i) Joint Returns and NOV Separate Returns, in each case as it determines to be mandatory or advisable for all taxable periods, (ii) SpinCo Separate Returns that are Income Tax Returns for all Pre-Distribution Tax Periods and (iii) subject to SpinCo giving its written consent (which can be withheld for any reason), at NOV’s election, SpinCo Separate Returns that are Income Tax Returns for all Straddle Periods provided that NOV provides written notice to SpinCo 45 days after the end of such Straddle Period that NOV is exercising its right to prepare such Tax Return.

(b) If, in connection with the preparation of any Return, NOV materially modifies any information relating to, or provided in, the pro forma federal and state Income Tax Returns or other information related to members of the SpinCo Group prepared by SpinCo and provided to NOV pursuant to Section 3.02 below, the portions of the Returns that include such information shall be submitted to SpinCo no later than 30 days prior to the due date (including extensions) for filing of such federal Returns and 20 days prior to the due date (including extensions) for filing of such state Returns (or if such due date is within 30 days following the Distribution Date, as promptly as practicable following the Distribution Date). Within 10 days after delivery of any such revised portions of any Return, SpinCo shall provide comments to NOV in writing to the extent SpinCo objects to any revisions that could reasonably be expected to adversely impact any member of the SpinCo Group. Such SpinCo comments shall be incorporated into the Return upon the consent of NOV, not to be unreasonably withheld. If SpinCo does not so notify NOV of any objection, SpinCo shall be considered to have consented to the filing of such Return. The dates for submissions to SpinCo required in this section may be modified by mutual agreement of NOV and SpinCo.

Section 3.02 SpinCo Responsibility.

(a) SpinCo shall make all determinations with respect to, have ultimate control over the preparation of and file all Tax Returns (other than those described in Section 3.01) for the SpinCo Group as it determines to be mandatory or advisable and for all taxable periods. SpinCo shall prepare and provide to NOV all pro forma federal and state Income Tax Returns and other information related to members of the SpinCo Group required to complete any Tax Return which is the responsibility of NOV pursuant to Section 3.01, in the format reasonably requested by NOV, no later than the later of (i) 100 days prior to the due date (including extensions) of the relevant Tax Return or (ii) 30 days following the date on which the Tax basis and/or other applicable Tax attributes required to complete the relevant Tax Return is made available to SpinCo pursuant to Section 2.05(d). The dates for submissions to NOV required in this section may be modified by mutual agreement of NOV and SpinCo.

(b) In the case of any Tax Return that is the responsibility of NOV pursuant to Section 3.01(a) and that relates to an Income Tax that is the obligation of SpinCo, SpinCo shall pay to NOV the amount of the provision for such Income Tax no later than the later of (i) 10 days prior to the due date (including extensions) for the filing of such Tax Return or (ii) 2 days after NOV notifies SpinCo of the amount SpinCo owes.

Section 3.03 Tax Accounting Practices.

(a) Except as provided in Section 3.03(b), any Tax Return for any Pre-Distribution Tax Period or Straddle Period, to the extent it relates to members of the SpinCo Group, shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a Party will not be required to follow Past Practices if such Party receives either the written consent of the other Party (not to be unreasonably withheld) or a “should” level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) NOV shall have the right to determine which entities will be included in any consolidated, combined, affiliated or unitary Return that it is responsible for filing.

(b) The Parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinions or Rulings (if any), unless, and only to the extent, an alternative position is required pursuant to a Final Determination. NOV shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions or Rulings (if any).

Section 3.04 Right to Review Tax Returns. Upon request, each Party shall make available to the other Party the portion of Pre-Distribution Tax Period Tax Returns that relates to the SpinCo Group that the first Party is responsible for preparing under this Article III.

ARTICLE IV

TAX-FREE STATUS OF DISTRIBUTION

Section 4.01 Covenants.

(a) Each of SpinCo and NOV will not take or fail to take, or permit its Affiliates to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement in any Tax Opinions or Rulings (if any) or a letter or certificate that forms the basis therefor, or (ii) prevent, or be reasonably likely to prevent, or be inconsistent with, the Tax-Free Status.

(b) During the Restricted Period, except as provided in Section 4.01(c), SpinCo shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

(i) permit any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Code Section 355(e), in connection with which (A) any member of the SpinCo

Group would merge or consolidate with any Person, or (B) any Person would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or any other Person or Persons, any interest in SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Code Section 355(e), represent 30% or more of the value or total combined voting power of all outstanding shares of SpinCo Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series (a “Proposed Acquisition Transaction”). For these purposes, any recapitalization, repurchase or redemption of SpinCo Capital Stock shall be treated as an indirect acquisition of such stock by a shareholder to the extent such shareholder’s percentage interest in the issuer increases by vote or value. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (w) the adoption by SpinCo of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (x) issuances of SpinCo Capital Stock pursuant to an employee stock purchase agreement or equity compensation plan that the board of directors of NOV has approved prior to the Distribution Date or that NOV has notified SpinCo in writing is acceptable to NOV in its sole discretion (for the avoidance of doubt, (i) any modification or amendment to such agreement or plan is also subject to the prior written consent of NOV and (ii) NOV’s approval is required for the underlying purchase agreement or plan but not for each issuance of stock, options or other awards pursuant thereto), (y) transfers on an established market of SpinCo Capital Stock described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d), or (z) issuances of SpinCo Capital Stock described in Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d);

(ii) liquidate or partially liquidate, including by way of merger or consolidation, Foreign SpinCo or any other member of the SpinCo Group other than SpinCo;

(iii) liquidate or partially liquidate SpinCo (including, but not limited to, within the meaning of such terms in Code Section 346 and Code Section 302, respectively);

(iv) cause or permit the SpinCo Group to cease to engage in the Active Trade or Business;

(v) cause or permit Foreign SpinCo (together with any direct or indirect subsidiary of Foreign SpinCo that is disregarded as separate from Foreign SpinCo for U.S. federal income tax purposes) to cease to engage in the Active Trade or Business;

(vi) sell or transfer assets (including, without limitation, any stock of Foreign SpinCo or any other member of the SpinCo Group), other than in the ordinary course of business; or

(vii) amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of SpinCo Capital Stock; provided, however, that this clause (vi) shall not be deemed to be violated upon SpinCo’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11.

(c) Notwithstanding Section 4.01(b):

(i) clauses (i) through (vii) of Section 4.01(b) shall not apply upon the prior written consent of NOV, which consent may not be withheld if NOW provides NOV with Satisfactory Guidance concluding that the proposed actions will not result in Spin-Off Taxes;

(ii) for purposes of clause (i), if SpinCo provides NOV an Unqualified Tax Opinion that is intended to be Satisfactory Guidance concerning a Proposed Acquisition Transaction, then such Opinion may be based on the assumption that NOV did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to the Proposed Acquisition Transaction within the two year period preceding the Distribution Date and such assumption shall not prevent such Unqualified Tax Opinion from being considered Satisfactory Guidance by the Parties, provided that (x) such assumption must be based on a certificate of such counterparty that such assumption is true to the best of its knowledge and belief, and (y) NOV may deem such Opinion not to be Satisfactory Guidance if, in its reasonable judgment, there is a risk that such assumption is not correct;

(iii) In the event that SpinCo intends to consummate any Proposed Acquisition Transaction after the end of the Restricted Period but before the end of 30 months after the Distribution Date, then either (x) SpinCo shall be permitted to consummate such Proposed Acquisition Transaction, provided that SpinCo shall provide NOV with an unconditional certification that it did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to such transaction within 12 months after the Distribution Date, and NOV, after reasonable due investigation, is satisfied with the correctness of such certification, or (y) such Proposed Acquisition Transaction shall be subject to the provisions under Sections 4.01(b) and (c) as if such Proposed Acquisition Transaction occurred within the Restricted Period; and

(iv) clauses (ii), (vi) and (vii) of Section 4.01(b) shall not apply with respect to any transactions specifically identified as transactions that are not subject to such clauses in that certain side letter between NOV and SpinCo relating to this Agreement and dated on or about the date of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, for purposes of paragraph (c), no Ruling shall be obtained from the IRS if NOV determines that there is a reasonable possibility that such an action could have a significant adverse impact on any member of the NOV Group.

(e) Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, SpinCo shall neither cause nor permit any foreign subsidiary of SpinCo to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of NOV (such prior written consent not to be unreasonably withheld).

Section 4.02 Procedures Regarding Opinions and Rulings.

(a) Subject to Section 4.01(d), if SpinCo may take certain actions conditioned upon the receipt of Satisfactory Guidance, NOV, at the request of SpinCo, shall use commercially reasonable efforts to expeditiously obtain, or assist SpinCo in obtaining, such Satisfactory Guidance. NOV shall not be required to take any action pursuant to this Section 4.02(a) if SpinCo fails to certify, upon request, that all information and representations relating to any member of the SpinCo Group in the relevant documents are true, correct and complete. SpinCo shall reimburse NOV for all reasonable out-of-pocket costs and expenses incurred by the NOV Group in obtaining Satisfactory Guidance.

(b) NOV shall have the right to obtain a Ruling from the IRS (or any other Taxing Authority) or an Unqualified Tax Opinion at any time in its sole discretion. NOV shall reimburse SpinCo for all reasonable out-of-pocket costs and expenses incurred by the SpinCo Group in obtaining such a Ruling or Unqualified Tax Opinion.

(c) NOV shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither SpinCo nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect SpinCo liabilities under this Agreement, NOV shall (i) keep SpinCo informed of all material actions taken or proposed to be taken by NOV, (ii) reasonably in advance of the submission of any Ruling request provide SpinCo with a draft thereof, consider SpinCo’s comments on such draft, and provide SpinCo with a final copy, and (iii) provide SpinCo with notice reasonably in advance of, and permit SpinCo to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01 Notice.

(a) Within 15 days after a Party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other Party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

(b) The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 5.01(a).

Section 5.02 Control of Tax Contests.

(a) Except as otherwise provided in paragraphs (b) and (c) below:

(i) NOV shall control, and have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, as well as any Separate Returns or other Return if any such Return is related to Taxes for which NOV is responsible pursuant to Article II, or the Tax treatment of the Transactions, provided that (x) NOV shall act in good faith in connection with its control of any such Tax Contests and (y) SpinCo shall have the right to participate in and advise on (including, without limitation, the opportunity to review and comment upon NOV’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of NOV, not to be unreasonably withheld) such items for which SpinCo could be liable under Article II as a result of such Tax Contest; and

(ii) If SpinCo disagrees with NOV’s decision to settle a Tax Contest that may reasonably be expected materially to affect amounts for which SpinCo is liable under Article II, SpinCo shall have the right to contest its liability to NOV under Article II notwithstanding the settlement. SpinCo shall provide written notice to NOV of its intention to contest its liability as a result of any settlement (and its irrevocable election described below) prior to the time such settlement is entered into. Any such contest by SpinCo shall be made under the procedures set forth in Article VI. Under those procedures, SpinCo may irrevocably elect, in its sole discretion, to require the Tax Advisor or the arbitrator to determine either (x) the amount of a settlement with the relevant Taxing Authority that would most accurately reflect the litigation risk of the relevant issue, or (y) the most likely outcome of the issue if it were litigated without a settlement. In either such case, SpinCo shall be liable to NOV, or NOV shall be liable to SpinCo, based solely on the determination of the Tax Advisor or the arbitrator as if a settlement or litigation implementing such determination had actually occurred, without regard to the actual settlement. For the avoidance of doubt, this clause (ii) shall not limit NOV’s ability to settle a Tax Contest.

(b) SpinCo shall control and have sole discretion in handling, settling or contesting, any Tax Contest for a Pre-Distribution Tax Period to the extent such Tax Contest relates solely to Taxes that are the responsibility of SpinCo pursuant to Article II; provided that NOV shall have the right to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto.

(c) NOV and SpinCo shall jointly control Tax Contests relating to Tax liability arising from the failure of the Spin-Offs to qualify for tax-free treatment under Code Sections 355 or 361, if, and only if, there is a reasonable likelihood that SpinCo would be liable to NOV under Article II as a result of such Tax Contest. Neither Party shall have the right to settle any such Tax Contest without the consent of the other Party; provided that NOV may settle any such Tax Contest without the consent of SpinCo if NOV waives any claim for indemnification with respect thereto.

(d) Except as otherwise provided in paragraph (a), (b) or (c) above, SpinCo shall have sole control over any Tax Contest that relates to SpinCo Separate Returns for any Post-Distribution Tax Period.

(e) Any out-of-pocket costs incurred in handling, settling or contesting a Tax Contest shall be borne ratably by the Parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates; provided, however, that if SpinCo contests a settlement made by NOV as provided in clause (ii) of paragraph (a) above, SpinCo shall bear the costs relating to SpinCo’s contest of such settlement unless SpinCo substantially prevails in such contest.

Section 5.03 Indemnification Payments.

(a) An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment (including, for the avoidance of doubt, the finalization of a Return before filing). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first so becomes entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually and materially prejudiced thereby. Except as provided in paragraph (b) below, the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(b) If the Indemnitee will be obligated to make the payment described in paragraph (a) above to a Taxing Authority or other third Party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment. If the Indemnitee’s claim for payment arises from a payment that the Indemnifying Party will receive from a third Party, such as a Refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.

(c) In the case of a claim under Article II where no payment will be made to or received from a Taxing Authority, paragraph (b) above shall be applied to the payments that would be made to or from a Taxing Authority if the SpinCo Group was treated as a standalone group for all taxable periods.

Section 5.04 Interest on Late Payments. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made within the period for payment, at Prime Rate plus 2% per annum compounded quarterly.

Section 5.05 Treatment of Payments.

(a) The amount of all indemnification obligations under this Agreement shall be decreased to take into account the Tax benefits to the Indemnitee of the deductibility of any indemnified item (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) and shall be increased where necessary so that, after all the required deductions (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) have been made and Taxes imposed, the Indemnitee receives the amount it would have been entitled to receive under this Agreement in the absence of such deductions and Taxes.

(b) Any payments made to one Party by another Party pursuant to (i) this Agreement or (ii) the Separation and Distribution Agreement (if payment made pursuant to the Separation and Distribution Agreement relates to taxable periods (or portions thereof) ending on or before the Distribution) shall be treated by the Parties for all Tax purposes as a distribution by, or capital contribution to, SpinCo, as the case may be, made immediately prior to the Distribution, except to the extent otherwise required by a Final Determination.

Section 5.06 Expenses. Each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns and preparation for and defense of Tax Contests.

Section 5.07 Cooperation. Each member of the NOV Group and the SpinCo Group shall cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns and Adjustment Requests, Tax Contests and other matters covered by this Agreement.

(a) Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to Rulings (if any) or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of the NOV Group or the SpinCo Group, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.02(c)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii) the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(iv) the use of the Parties’ reasonable best efforts to make the applicable Party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and

(v) making determinations with respect to actions described in Section 4.01(c) as promptly as practicable including, without limitation, making determinations within 10 days with respect to modifications and amendments of employee stock purchase agreements or equity compensation plans under Section 4.01(b)(i)(x).

(b) If a Party fails to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

Section 5.08 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-Party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if NOV or SpinCo determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the Parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

Section 5.09 Retention of Tax Records. SpinCo may request from NOV and retain copies of (i) with respect to any Joint Return, all pro forma federal and state Tax Returns, supporting schedules and workpapers related to members of the SpinCo Group, and (ii) any Separate Returns for any SpinCo Group members, including supporting schedules and workpapers. If either NOV or SpinCo intends to dispose of documentation with respect to any Pre-Distribution Tax Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, or in the case of the SpinCo Group any member included in a Joint Return, they shall provide written notice to the other Party describing the documentation to be disposed of 30 days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30 day period.

ARTICLE VI

RESOLUTION OF DISPUTES

Section 6.01 Tax Disputes. The Parties will endeavor, and will cause their respective Affiliates to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement. The Parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either Party after 45 days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Parties of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by NOV, on the one hand, and SpinCo, on the other hand. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the Parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the Parties in good faith find acceptable, then the dispute will be submitted for arbitration to the American Arbitrators Association, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Disposition of SpinCo Subsidiaries. In the event that SpinCo disposes of the stock of a subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such subsidiary, prior to the disposition, such subsidiary shall deliver to NOV an executed agreement, in a form reasonably acceptable to NOV, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such subsidiary, prior to the disposition, such subsidiary shall deliver to NOV an executed agreement, in a form reasonably acceptable to NOV, agreeing to be bound by Sections 5.07, 5.08, 5.09 and Article VII of this Agreement as if it had been an original Party hereto.

Section 7.02 Complete Agreement; Representations.

(a) Except as explicitly stated herein, this Agreement, together with the exhibits and schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) NOV represents on behalf of itself and each other member of the NOV Group and SpinCo represents on behalf of itself and each other member of the SpinCo Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 7.03 Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Separation and Distribution Agreement.

Section 7.04 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

Section 7.05 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to NOV or any member of the NOV Group, to:

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Attention: General Counsel

If to SpinCo or any member of the SpinCo Group, to:

NOW Inc.

7402 North Eldridge

Houston, Texas 77041

Attention: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other party.

Section 7.06 Amendment, Modification or Waiver.

(a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by NOV in its sole discretion by execution of a written amendment delivered to SpinCo. Subsequent to the Distribution, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Distribution, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 7.07 No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either NOV or SpinCo. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.09 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.10 Interpretation; Conflict With Ancillary Agreements. The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any Party. Notwithstanding the foregoing, the purposes of Article IV are to ensure the Tax-Free Status and, accordingly, the Parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. If, and to the extent, the provisions of this Agreement conflict with the Separation and Distribution Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.

Section 7.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 7.12 Survival. Except with respect to Sections 5.07, 5.08 and 5.09 which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include the date on which the Distribution occurs and the resolution of all disputes under this Agreement that arose during such periods.

Section 7.13 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 7.14 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Houston, Texas, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NATIONAL OILWELL VARCO, INC.
a Delaware corporation

By:
Name:
Title:

NOW INC.
a Delaware corporation

By:
Name:
Title: